SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement        [ ]  Confidential, for Use of the
[X] Definitive Proxy Statement              Commission Only (as Permitted by
[ ] Definitive Additional Materials         Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    Rule 240.14a-11(c) or Rule 240.14a-12

                              MICROAGE, INC.
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                (Name of Registrant as Specified in Its Charter)

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     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transactions applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing party:

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    (4) Date filed:

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
                                 MICROAGE(R), INC.
                             2400 SOUTH MICROAGE WAY
                            TEMPE, ARIZONA 85282-1896

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 31, 1999

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MicroAge, Inc., a Delaware corporation (the "Company"), will be held at the MicroAge Executive Briefing Center, 1650 West Alameda, Tempe, Arizona 85282, on Wednesday, March 31, 1999, at 4:00 p.m., Arizona time, for the following purposes:

     1. to elect three Class I Directors to serve until the 2002 Annual Meeting of Stockholders or until their successors are elected and qualified;

     2. to approve an increase in authorized shares under the MicroAge, Inc. 1995 Associate Stock Purchase Plan; and

     3. to transact such other business as may properly come before the meeting.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on February 5, 1999 are entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder, for any purposes germane to the meeting, at the offices of the Company, at 2400 South MicroAge Way, Tempe, Arizona 85282-1896, during normal business hours commencing March 19, 1999.

                             YOUR VOTE IS IMPORTANT!

                                 By order of the Board of Directors,

                                 Alan P. Hald
                                 Secretary

Tempe, Arizona
February 18, 1999

                                TABLE OF CONTENTS


PROXY STATEMENT.............................................................  1
  ELECTION OF DIRECTORS.....................................................  2
    NOMINEES ...............................................................  2
    DIRECTORS CONTINUING IN OFFICE..........................................  2
  SECURITY OWNERSHIP OF MANAGEMENT
    AT DECEMBER 31, 1998....................................................  4
  OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS........................  5
  PRINCIPAL STOCKHOLDERS....................................................  7
  EXECUTIVE COMPENSATION....................................................  9
    SUMMARY COMPENSATION TABLE..............................................  9
    OPTION/SAR GRANTS IN LAST FISCAL YEAR................................... 11
    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
      AND FISCAL YEAR-END OPTION/SAR VALUES................................. 12
    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS................. 12
    EMPLOYMENT CONTRACTS AND RELATED MATTERS................................ 13
    REPORT OF THE COMPENSATION COMMITTEE
      ON EXECUTIVE COMPENSATION............................................. 14
  STOCK PERFORMANCE GRAPH................................................... 18
  APPROVAL OF AN INCREASE IN AUTHORIZED SHARES UNDER THE
      MICROAGE, INC. 1995 ASSOCIATE STOCK PURCHASE PLAN..................... 19
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................ 23
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS...... 23
  AUDITORS ................................................................. 23
  STOCKHOLDER NOMINATIONS AND PROPOSALS..................................... 23

                                 MICROAGE, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 31, 1999

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MicroAge, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, March 31, 1999, at 4:00 p.m., Arizona time (the "1999 Annual Meeting"), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on February 5, 1999 (the "Record Date") will be entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding 20,447,215 shares of Common Stock, par value $.01 per share ("Common Stock"). There are no other voting securities outstanding.

         Each stockholder is entitled to one vote per share for the election of directors and on each proposal as well as on all other matters that may be properly brought before the meeting. If the accompanying proxy is signed and returned, the shares represented thereby will be voted in accordance with any directions on the proxy. If a proxy does not specify how the shares represented thereby are to be voted in connection with the election of the director nominees, it is intended that it will be voted for the director nominees named herein. A stockholder may revoke the proxy at any time prior to the voting thereof by giving due notice of such revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the 1999 Annual Meeting and voting in person. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about February 18, 1999.

         The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the 1999 Annual Meeting. If a quorum is present, a plurality of the votes cast at the 1999 Annual Meeting is required for the election of directors. Each other matter being submitted to the stockholders for approval requires the affirmative vote of a majority of the aggregate number of shares present at the 1999 Annual Meeting and entitled to vote on that matter. Abstentions are counted as "shares present" for purposes of determining the presence of a quorum and have the effect of a vote "against" any matter as to which they are specified. Broker non-votes with respect to any matter are not considered "shares present" and will not affect the outcome of the vote on such matter.

         In addition to the use of the mails, proxies may be solicited by directors, officers, or regular associates (employees) of the Company in person, by telegraph, telecopy, telephone, or other electronic means, including e-mail. The Company has retained American Stock Transfer and Trust Company to assist in the distribution of proxy solicitation materials and the solicitation of proxies for an anticipated fee of $6,000. The Company will pay all expenses of the solicitation.

         As of the date of this Proxy Statement, the Company knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The Company's Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II, and Class III. Each director is elected for three years and the terms are staggered so that only one class is elected by the stockholders annually. At the 1999 Annual Meeting, three Class I directors will be elected to serve until the 2002 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

         It is the intention of those persons named in the accompanying form of proxy or their substitutes to vote for the election of the nominees listed below unless instructed to the contrary. However, if any nominee named herein at the time of the election becomes unavailable to serve (which is not anticipated) and, as a consequence, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion or authority to vote or refrain from voting in accordance with their judgment with respect to the other nominees.

                                    NOMINEES

                         DIRECTORS CONTINUING IN OFFICE

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                     (TERM TO EXPIRE AT 2002 ANNUAL MEETING)

         WILLIAM H. MALLENDER, 63, was elected a director of the Company in 1987. Mr. Mallender is Chairman of the Board of the IAP Aerospace Group, Inc. of Hartford, Connecticut, and IAP Aircraft, Ltd. of London, England, and Vice Chairman of Alpha Engineering Associates, Inc. of Long Beach, California. From 1983 until June 1997, Mr. Mallender served as Chairman of the Board and Chief Executive Officer of Talley Industries, Inc.

         LYNDA M. APPLEGATE, 49, was elected a director of the Company effective January 18, 1996. Since 1986, Ms. Applegate has served as a Professor at the Harvard Business School.

         DIANNE C. WALKER, 42, was elected a director of the Company effective April 3, 1998. She is an independent consultant on electric utility mergers and acquisitions and asset purchase transactions. Ms. Walker served as an electric energy consultant for Bear Stearns and Kidder Peabody from January 1990 to December 1994. Ms. Walker is also a director of Arizona Public Service Company, Comdial Corporation, and Microtest, Inc.

                               CLASS II DIRECTORS
                     (TERM TO EXPIRE AT 2000 ANNUAL MEETING)

         JEFFREY D. MCKEEVER, 56, has served as Chief Executive Officer of the Company since February 1987 and as Chairman of the Board since October 1991. He co-founded the Company in August 1976 and has served as a director of the Company since October 1976. He also served as President from June 1995 to January 1996, January 1993 to February 1993, and February 1987 to October 1991, Chairman of the Board and Secretary from October 1976 to February 1987, and as Treasurer from October 1976 to February 1983 and from February 1987 to December 1988. Pursuant to his employment agreement, the Company has agreed to have the Board of Directors nominate Mr. McKeever for election to the Board of Directors of the Company as long as he owns at least 80,000 shares of Common Stock. See "Employment Contracts and Related Matters" for additional information regarding Mr. McKeever's employment agreement.

         STEVEN G. MIHAYLO, 55, was elected a director of the Company in 1988. Since 1969, Mr. Mihaylo has served as Chief Executive Officer and since 1983 as Chairman of the Board of Inter-Tel, Incorporated, a publicly-held company that designs, manufactures, and services digital and analog telephone systems and voice processing systems, and provides long distance services.

                               CLASS III DIRECTORS
                     (TERM TO EXPIRE AT 2001 ANNUAL MEETING)


         ROY A. HERBERGER, JR., 56, was elected a director of the Company effective January 18, 1996. Since 1989, Mr. Herberger has served as President of Thunderbird, the American Graduate School of International Management. Mr. Herberger is also a director of Pinnacle West Capital Corporation, Bank of America of Arizona, and Express America Holdings Corporation.

         CYRUS F. FREIDHEIM, JR., 63, was elected a director of the Company effective January 29, 1998. Since 1990, Mr. Freidheim has served as Vice
Chairman of Booz Allen & Hamilton, Inc., an international management and technology consulting firm. Mr. Freidheim is also a director of Household International, Inc. and Security Capital Group.

                        SECURITY OWNERSHIP OF MANAGEMENT
                              AT DECEMBER 31, 1998

                                                NUMBER OF SHARES   PERCENTAGE OF
                                                OF COMMON STOCK    COMMON STOCK
                                                  BENEFICIALLY     BENEFICIALLY
NAME                                                OWNED (1)          OWNED
                                                ----------------   -------------
Lynda M. Applegate
  Director .....................................       3,334           (2)
James R. Daniel
  Executive Vice President - Services,
  Chief Financial Officer and Treasurer ........     126,960           (2)
Cyrus F. Freidheim, Jr .........................
  Director .....................................       4,500           (2)
Alan P. Hald
  Secretary ....................................     445,409           2.2%
Roy A. Herberger, Jr ...........................
  Director .....................................       3,834           (2)
Christopher J. Koziol
  Executive Vice President -- Sales ............     103,022           (2)
William H. Mallender
  Director .....................................      12,834(3)        (2)
Jeffrey D. McKeever
  Chairman of the Board and Chief
  Executive Officer ............................     645,370(3)        3.1%
Steven G. Mihaylo
  Director .....................................      11,334           (2)
Robert G. O'Malley
  Chief Executive Officer, Pinacor, Inc. .......      44,924           (2)
Dianne C. Walker
  Director .....................................       2,000           (2)
All executive officers and directors ...........   1,493,082           7.1%
  as a group (17 persons)

----------
(1) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of the listed individual (or group member) or one or more members of his immediate family; with respect to which the listed individual (or group member) has or shares voting or investment powers (including shares allocated to the listed individual's (or group member's) account under the MicroAge, Inc. Retirement Savings Plan); subject to stock options that were exercisable on December 31, 1998 or within 60 days thereafter, or in which the listed individual (or group member) otherwise has a beneficial interest. At December 31, 1998, all directors and executive officers as a group owned beneficially an aggregate of 1,493,082 shares (7.1%), of which 682,020 shares, including 270,075 shares for Mr. McKeever, 334 shares for Ms. Applegate, 334 shares for Mr. Herberger, 1,334 shares for Mr. Mallender, 1,334 shares for Mr. Mihaylo, 40,000 shares for Mr. O'Malley, 81,330 shares for Mr. Daniel, 131,760 shares for Mr. Hald, and 83,649 shares for Mr. Koziol, are subject to stock options granted by the Company that were exercisable on December 31, 1998 or within 60 days thereafter. The Pinacor Option grant to Mr. McKeever is described in footnote 4 to the Summary Compensation Table on page 9.

(2) Common Stock beneficially owned does not exceed one percent of the outstanding Common Stock at December 31, 1998.

(3) Mr. McKeever disclaims beneficial ownership in 6,450 of these shares held by family members. Mr. Mallender disclaims beneficial ownership in 1,000 of these shares held by his wife.

               OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

         BOARD OF DIRECTORS' MEETINGS, AUDIT, COMPENSATION, AND CORPORATE GOVERNANCE COMMITTEES. The Company's Board of Directors met in person or acted by written consent six times during the fiscal year ended November 1, 1998 ("fiscal year 1998"). The Board of Directors maintains a standing Audit Committee, Compensation Committee, and Corporate Governance Committee. Directors who are not officers or associates (employees) of the Company receive an $18,000 annual retainer fee and $1,500 for attendance at regular Board meetings, $1,000 for attendance at special Board meetings, and $1,000 for attendance at meetings of committees of which they are members. Each Committee Chairperson receives an additional annual retainer fee of $3,000. Directors are reimbursed for reasonable travel expenses incurred to attend Board or Committee meetings.

         The Audit Committee is responsible for recommending the appointment of the Company's independent accountants to the full Board and for reviewing and evaluating the Company's accounting principles, its system of internal accounting controls, and its Code of Conduct. The Audit Committee met two times during fiscal year 1998, and consisted of Messrs. Mihaylo (Chairman) and Freidheim and Ms. Applegate and Ms. Walker.

         The Compensation Committee acts on matters relating to the compensation of directors, senior management, and key associates (employees) of the Company, including the granting of stock options and the approval of employment agreements. The Compensation Committee met in person or acted by written consent ten times during fiscal year 1998, and consisted of Messrs. Mallender (Chairman), Herberger and Freidheim and Ms. Applegate.

         The Corporate Governance Committee is responsible for making recommendations to the full Board of Directors with respect to director nominees, officer appointments, and Board Committee members, and is responsible for reviewing labor relations matters. The Corporate Governance Committee met four times during fiscal year 1998, and consisted of Messrs. Herberger (Chairman), Mihaylo, and Mallender.

         1995 DIRECTOR INCENTIVE PLAN. Under the Company's 1995 Director Incentive Plan, as amended (the "Director Plan"), on November 1 of each year, beginning in 1998 and ending in 2004, each person serving as a director of the Company who is not also an associate (employee) of the Company is automatically granted (i) 1,000 shares of Common Stock, subject to certain restrictions as described below

("Director Restricted Stock"), and (ii) options to purchase 2,500 shares of Common Stock ("Director Options"). The Director Plan also provides that on the date of the first Board meeting at which a non-employee director first serves on the Company's Board of Directors that person will automatically be granted 1,000 shares of Director Restricted Stock and 2,500 Director Options. Non-vested Director Restricted Stock continues to vest for up to three years and Director Options continue to vest following the cessation of an individual's service as a director. The Company's Board of Directors or a committee of the Board may grant Director Options and Director Restricted Stock at its discretion. Messrs. Mihaylo, Mallender, Herberger, Freidheim, and Ms. Applegate and Ms. Walker were each granted 1,000 shares of Director Restricted Stock and 2,500 Director Options effective November 1, 1998. In addition, Mr. Freidheim was granted 1,000 shares of Director Restricted Stock and 2,500 Director Options on April 2, 1998, which was his "Service Commencement Date" under the Director Plan, and Ms. Walker was granted 1,000 shares of Director Restricted Stock and 2,500 Director Options on May 28, 1998, which was her "Service Commencement Date" under the Director Plan.

         The restrictions on the Director Restricted Stock will lapse on the later of (i) the date the director owns (for one year) shares of Common Stock, but the restrictions will lapse on one share of Director Restricted Stock for each two shares of unrestricted stock the director owns; and (ii) the date the shares of Director Restricted Stock "vest." The Director Restricted Stock has two vesting hurdles. First, the Director Restricted Stock vests in one-third increments over the three years following the date of grant. Second, the Director Restricted Stock vests in one-third increments following the date of grant only if the Common Stock trades above certain specified prices after the first vesting hurdle occurs. In the case of Director Restricted Stock granted on April 2, 1998, the Common Stock must trade at or above (i) $15.81 on or after April 2, 1999; (ii) $17.39 on or after April 2, 2000; and (iii) $19.13 on or after April 2, 2001. In the case of Director Restricted Stock granted on May 28, 1998, the Common Stock must trade at or above (i) $14.30 on or after May 28, 1999; (ii) $15.73 on or after May 28, 2000; and (iii) $17.30 on or after May 28, 2001. In the case of the Director Restricted Stock granted on November 1, 1998, the Common Stock must trade at or above (i) $15.68 on or after November 1, 1999;
(ii) $17.24 on or after November 1, 2000; and (iii) $18.96 on or after November 1, 2001.

         The exercise price of the Director Options is the fair market value of the Common Stock on the relevant grant date (i.e., each November 1, or April 2 in the case of Mr. Friedheim's grant of Director Options, or May 28 in the case of Ms. Walker's grant of Director Options). In the case of the Director Options granted on April 2, 1998, the exercise price is $14.375 per share. In the case of the Director Options granted on May 28, 1998, the exercise price is $13.00 per share. In the case of the Director Options granted on November 1, 1998, the exercise price is $14.25 per share. Each Director Option has two vesting hurdles. First, the Director Options vest in one-third increments over the three-year period following the date of grant. Second, the Director Options vest in one-third increments over the three years following the date of grant only if the Common Stock trades at or above certain specified prices after the first vesting hurdle occurs. In the case of the Director Options granted on April 2, 1998, the Common Stock must trade at or above (i) $15.81 on or after April 2, 1999; (ii) $17.39 on or after April 2, 2000; and (iii) $19.13 on or after April 2, 2001. In the case of the Director Options granted on May 28, 1998, the Common Stock must trade at or above (i) $14.30 on or after May 28, 1999; (ii) $15.73 on or after May 28, 2000; and (iii) $17.30 on or after May 28, 2001. In the case of the Director Options granted on November 1, 1998, the Common Stock must trade at or above (i) $15.68 on or after November 1, 1999; (ii) $17.24 on or after November 1, 2000; and (iii) $18.96 on or after November 1, 2001.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock by each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock:

                                         NUMBER OF SHARES OF     PERCENTAGE OF
                                            COMMON STOCK         COMMON STOCK
                                            BENEFICIALLY         BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED (1)             OWNED(2)
------------------------------------     -------------------     -------------

Sanford C. Bernstein & Co., Inc.(3)           1,161,995              5.7%
One State Street Plaza,
New York, N.Y. 10004

Brookhaven Capital Management Co.,            1,124,000              5.5%
Ltd.(4)
3000 Sandhill Road, Building 3, Ste. 105
Menlo Park, California 94025

Vincent A. Carrino (5)                        1,203,500              5.9%

Thomson Horstmann & Bryant, Inc.(6)           1,197,500              5.9%
Park 80 West, Plaza Two
Saddle Brook, NJ 07663

----------
(1) The beneficial ownership information regarding: (i) Sanford C. Bernstein & Co., Inc. is as of February 5, 1999; (ii) Brookhaven Capital Management Co., Ltd. is as of July 31, 1998; (iii) Vincent A. Carrino is as of July 31, 1998; and (iv) Thomson Horstmann & Bryant, Inc. is as of January 25, 1999. For certain additional information with respect to beneficial ownership of the Common Stock, see "Security Ownership of Management at December 31, 1998," "Executive Compensation," and "Certain Relationships and Related Transactions."

(2) The percentage of Common Stock beneficially owned is based on the number of shares of Common Stock outstanding on December 31, 1998.

(3) Sanford C. Bernstein & Co., Inc. is a registered investment advisor. Sanford C. Bernstein & Co., Inc. has sole dispositive power with respect to 1,161,995 shares, sole voting power with respect to 946,900 shares, and shared voting power with respect to 24,095 shares. The information contained in this section was obtained from a Schedule 13G/A dated February 5, 1999 filed by Sanford C. Bernstein & Co., Inc. with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported.

(4) Brookhaven Capital Management Co., Ltd. is a registered investment advisor. Brookhaven Capital Management Co., Ltd. has shared voting power and shared dispositive power with respect to 1,124,000 shares. The information contained in this section was obtained from a Schedule 13G dated July 31, 1998, filed jointly by Brookhaven Capital Management Co., Ltd. and Vincent
     A. Carrino with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported.

(5) Vincent A. Carrino has shared voting power and shared dispositive power with respect to 1,203,500 shares. The information contained in this section was obtained from a Schedule 13G dated July 31, 1998, filed jointly by Vincent A. Carrino and Brookhaven Capital Management Co., Ltd. with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported.

(6)  Thomson Horstmann & Bryant,  Inc. is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940. Thomson Horstmann & Bryant, Inc. has sole dispositive power with respect to 1,197,500 shares, sole voting power with respect to 751,900 shares, and shared voting power with respect to 19,800 shares. The information contained in this section was obtained from a Schedule 13G dated January 25, 1999, filed by Thomson Horstmann & Bryant, Inc. with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation awarded to or paid by the Company and its subsidiaries to the chief executive officer and the four most highly compensated executive officers of the Company for services rendered during the fiscal years ended November 1, 1998, November 2, 1997, and November 3, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                      -----------------------------------------------
                                          ANNUAL COMPENSATION                AWARDS              PAYOUTS
                                   ---------------------------------- -------------------------  -------
                                                          OTHER       RESTRICTED   SECURITIES     LTIP    ALL OTHER
                                    SALARY     BONUS      ANNUAL        STOCK      UNDERLYING    PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)(1)    ($)(1)  COMPENSATION($)  AWARD(S)  OPTIONS/SARS($)  ($)(2)    ($)(3)
---------------------------  ----  --------  -------- ---------------  --------  --------------- ------- ------------
James R. Daniel              1998  $340,008  $ 18,010        0            0        100,000          0       $33,572
 Executive Vice President-   1997  $322,833  $196,399        0            0         10,000          0       $23,667
 Services, Chief Financial   1996  $285,582  $ 77,527        0            0        114,698          0       $18,511
 Officer, and Treasurer

Alan P. Hald                 1998  $325,008  $ 13,831        0            0              0          0       $67,336
 Secretary                   1997  $318,500  $105,880        0            0          5,000          0       $73,454
                             1996  $282,173  $ 46,654        0            0        135,638          0       $73,190

Christopher J. Koziol        1998  $262,506  $120,000        0            0        125,000          0       $25,188
 Executive Vice President -  1997  $208,833  $159,200        0            0         10,000          0       $20,747
 Sales                       1996  $161,539  $ 77,190        0            0         71,192          0       $15,065

Jeffrey D. McKeever          1998  $650,000  $ 36,403        0            0        369,000(4)       0       $96,123
 Chairman of the Board       1997  $587,500  $371,321        0            0             0           0       $93,310
 and Chief Executive         1996  $460,962  $ 87,121        0            0        306,611          0       $98,670
 Officer

Robert G. O'Malley           1998  $330,000  $111,652        0            0         10,000          0       $27,278
 Chief Executive Officer,    1997  $300,000  $129,021        0            0        155,035          0       $24,127
 Pinacor, Inc.               1996  $245,128  $ 69,883        0            0         65,000          0       $16,631

----------
(1) See footnote 2 below for a discussion of (a) the MicroAge, Inc. 1994 Management Equity Program (the "1994 MEP"), under which each of the named individuals (other than Mr. O'Malley) received option grants by agreeing to reduce his compensation and (b) the MicroAge, Inc. 1997 Management Equity Program (the "1997 MEP"), under which Mr. O'Malley received options by agreeing to reduce his compensation.

(2) The 1996 totals include options granted to each named individual under the 1994 MEP (other than Mr. O'Malley, who did not participate in the 1994 MEP because he was not employed by the Company at the time the 1994 MEP was adopted) as a result of his election to restructure his compensation package by reducing his calendar year 1993, 1994, 1995, 1996, and 1997 compensation. The total number of 1994 MEP options granted to each of the named individuals (other than Mr. O'Malley) under the 1994 MEP and the compensation amounts waived by each of the named individuals (other than Mr. O'Malley) under the 1994 MEP are as follows: Mr. McKeever (241,611; $600,000); Mr. Hald (125,638; $312,000); Mr. Daniel (104,698; $260,000);
     and Mr. Koziol (43,692; $108,000). In accordance with Securities and Exchange Commission rules, the 1994 MEP options originally granted during fiscal year 1994 are reported under fiscal year 1996 as a result of the MEP option repricing that occurred in fiscal year 1996. Mr. O'Malley's 1997 total includes options granted to him under the 1997 MEP as a result of his election to restructure his compensation package by reducing his fiscal year 1997, 1998, and 1999 compensation. The total number of 1997 MEP options granted to Mr. O'Malley under the 1997 MEP and the compensation amounts waived by him under the 1997 MEP are as follows: 135,035; $340,000.

     During the 1996 and 1997 fiscal years, the 1994 MEP compensation reductions for each of the named individuals (other than Mr. O'Malley) were as follows: Mr. McKeever (1996: $78,125 salary reduction and $250,000 bonus reduction; 1997: $12,500 salary reduction); Mr. Hald (1996: $40,625 salary reduction and $45,000 bonus reduction; 1997: $6,500 salary reduction); Mr. Daniel (1996: $13,542 salary reduction and $65,000 bonus reduction; 1997:
     $2,167 salary reduction); and, Mr. Koziol (1996: $7,292 salary reduction and $15,000 bonus reduction; 1997: $1,167 salary reduction). During the 1997 and 1998 fiscal years, the 1997 MEP compensation reduction for Mr. O'Malley was as follows: (1997: $40,000 salary reduction and $70,000 bonus reduction; 1998: $40,000 salary reduction and $70,000 bonus reduction). No SARs were granted during fiscal years 1996 - 1998.

(3) The 1998 amounts include, as to each named individual, the following amounts for the indicated purposes: Mr. McKeever (life insurance premiums:
     $79,413; the Company's contribution to the MicroAge, Inc. Retirement Savings Plan (the "401(k) Plan"): $2,150; the Company's contribution to the MicroAge, Inc. Executive Supplemental Savings Plan (the "ESSP"): $14,100; and the above market interest credited to Executive's account under the ESSP (the "Interest"): $460); Mr. Hald (life insurance premiums: $62,136; 401(k) Plan contribution: $2,150; and ESSP contribution: $3,050); Mr.
     O'Malley  (life  insurance  premiums:  $14,878;  401(k) Plan  contribution:
     $2,150; ESSP contribution: $9,489; and Interest: $761); Mr. Daniel (life insurance premiums: $14,763; 401(k) Plan contribution: $2,150; ESSP contribution: $13,410; and Interest: $3,249); and Mr. Koziol (life insurance premiums: $12,320; 401(k) Plan contribution: $2,150; ESSP contribution: $10,545; and Interest: $173).

(4) In addition to the options to purchase Company Common Stock granted to Mr. McKeever during fiscal year 1998, Mr. McKeever was also granted an option to purchase sixty (60) shares of common stock of Pinacor, Inc., a wholly-owned subsidiary of the Company ("Pinacor"), representing six percent (6%) of Pinacor's outstanding common stock as of May 2, 1998, at an exercise price of $150,000 per share (the "Pinacor Option"). The Pinacor Option vests in one-third increments over the three-year period following the date of grant in accordance with the following schedule: 20 shares on May 2, 1999; 20 shares on May 2, 2000; and 20 shares on May 2, 2001; provided, however, that vesting of the Pinacor Option may be accelerated in certain circumstances such as a change of control of the Company or the disposition of Pinacor.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning grants of stock options to the named executive officers of the Company during the fiscal year ended November 1, 1998:

                                       INDIVIDUAL GRANTS
                        ---------------------------------------------
                                     PERCENT OF
                        NUMBER OF       TOTAL                           POTENTIAL REALIZABLE
                        SECURITIES    OPTIONS/                           VALUE AT ASSUMED
                        UNDERLYING      SARS      EXERCISE             ANNUAL RATE OF STOCK
                         OPTIONS/    GRANTED TO    PRICE                 APPRECIATION FOR
                          SARS     ASSOCIATES IN   (PER    EXPIRATION       OPTION TERM
        NAME             GRANTED    FISCAL YEAR    SHARE)    DATE          5%          10%
        ----             -------    -----------    ------    ----      ----------  ----------
James R. Daniel           40,000      3.98%        $14.38   4/02/08    $  361,740  $  916,721
                          60,000      5.97%        $13.25   9/24/08    $           $1,267,025
                                                                          499,971
Christopher J. Koziol     50,000      4.97%        $14.38   4/02/08    $  452,175  $1,145,901
                          75,000      7.46%        $14.38   7/27/08    $  678,263  $1,718,851

Jeffrey D. McKeever(1)   169,000     16.81%        $13.25   4/10/08    $1,408,252  $3,568,788
                         200,000     19.89%        $14.38   4/02/08    $1,808,701  $4,583,603

Robert G. O'Malley        10,000       .99%        $14.38   4/02/08    $   90,435  $  229,180

Total                  1,005,375

----------

(1) In addition to the options to purchase Company Common Stock granted to Mr. McKeever during fiscal year 1998, Mr. McKeever was granted the Pinacor Option. See footnote 4 to the Summary Compensation Table. Mr. McKeever was the only Company associate to receive a grant of Pinacor options during fiscal year 1998. Although there is no publicly-traded market for Pinacor common stock, for purposes of calculating the "potential realizable value" of the Pinacor Option, Securities and Exchange Commission rules require the Company to assume a per share value for Pinacor common stock. The assumption used was $200,000 per share on the date of grant. Using this required valuation as well as the required assumption that the value of Pinacor common stock will increase by five percent and ten percent over the ten year term of the Pinacor Option, the potential realizable value of the Pinacor Option would be $10.5 million and $22.1 million, respectively.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

        The following table sets forth information concerning option exercises by the named executive officers of the Company during the fiscal year ended November 1, 1998 and the value of such officers' unexercised options at November 1, 1998. There were no outstanding SARs as of November 1, 1998.

                                             NUMBER OF SECURITIES
                       SHARES               UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                      ACQUIRED                  OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/
                         ON       VALUE         FISCAL YEAR-END          SARS AT FISCAL YEAR-END
      NAME            EXERCISE   REALIZED EXERCISABLE  UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
      ----            --------   --------------------  -------------  -----------     -------------
James R. Daniel         9,000    $ 71,595    42,429       180,309       $202,320        $  457,700
Alan P. Hald            7,500    $115,200   101,879        93,759       $529,285        $  493,675
Christopher J. Koziol   3,750    $ 57,600    71,584       175,608       $309,722        $  187,784
Jeffrey D. McKeever    30,000    $208,200   186,537       569,074       $782,354        $1,104,407
Robert G. O'Malley          0    $      0    33,000       206,035       $135,220        $  218,220

             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS

                                                   PENSION TABLE YEARS
                                                   OF BENEFIT ACCRUAL
                                                         SERVICE
                                            --------------------------------
                                                5         10           15
FINAL AVERAGE PAY                           --------   ---------   ---------
$250,000..................................  $ 57,609   $ 115,218   $ 172,844
$300,000..................................  $ 70,108   $ 140,215   $ 210,344
$350,000..................................  $ 82,606   $ 165,213   $ 247,844
$400,000..................................  $ 95,105   $ 190,210   $ 285,344
$450,000..................................  $107,604   $ 215,208   $ 322,844
$500,000..................................  $120,103   $ 240,205   $ 360,344
$550,000..................................  $132,602   $ 265,202   $ 397,844
$600,000..................................  $145,101   $ 290,199   $ 435,344
$650,000..................................  $157,600   $ 315,196   $ 472,844
$700,000..................................  $170,099   $ 340,193   $ 510,344

        The Company maintains a non-qualified deferred compensation plan for certain executives who are selected for participation by the Board and who have attained age 50 and completed 10 years of service with the Company. This plan, which is known as the "Supplemental Executive Retirement Plan" or "SERP," provides a benefit to a participant upon retirement or termination of employment. The annual benefit, payable in the form of a life annuity, equals 75% of the average of the participant's compensation for the highest five calendar years out of the fifteen calendar years preceding retirement or termination, reduced by the participant's "Other Benefits." The "Other Benefits" are the participant's annual Social Security benefit (based on the participant's compensation at the time of termination of employment) and an annuity that is actuarially equivalent to the sum of the participant's employer contribution accounts in the 401(k) Plan and the MicroAge, Inc. Executive Supplemental Savings Plan ("ESSP"). The annual benefit payable under the SERP is reduced proportionately if the participant terminates employment with less than 15 years of "Benefit Accrual Service" (service after age 50). Compensation, for purposes of calculating the annual benefit is generally defined as amounts considered to be "wages" under Internal Revenue Code (the "Code") Section 3401(a), salaries or bonuses deferred under any Company deferred compensation plan, and any participant contribution to the 401(k) plan, but excluding a certain Warrant Restitution and Founder's Bonus paid to Messrs. McKeever and Hald and any income attributable to Mr. McKeever's exercise of the Pinacor Option described in footnote 4 to the Summary Compensation Table on page 9.

        Once calculated, the annual benefits are paid in the form of an actuarially equivalent lump sum. No benefits will be paid under the SERP if a participant dies prior to his retirement or other termination from employment.

        The table above shows estimated annual benefit payments on a life-annuity basis. The estimated annual benefit payments included in the table reflect an offset for the estimated Social Security benefit payments, but the table does not reflect an offset for the value of the participant's 401(k) or ESSP employer account balances.

         Messrs. McKeever and Hald are currently the only participants in the SERP. Mr. McKeever has six years, and Mr. Hald has two years, of Benefit Accrual Service and both are expected to have 15 years of Benefit Accrual Service at normal retirement at age 65. Separate trusts are being established and funded that will serve as the funding vehicles for the benefits due to Mr. McKeever and Mr. Hald. The trust assets are available to pay the claims of Company creditors in certain instances. Initially, the only assets of the trusts will be the Company's interests under various life insurance policies on the lives of Mr. McKeever and Mr. Hald. The imputed income for the death coverage under some of these policies is included in the insurance premiums paid on behalf of Messrs. McKeever and Hald and referenced in footnote 3 to the Summary Compensation Table.

                    EMPLOYMENT CONTRACTS AND RELATED MATTERS

        Messrs. McKeever, Hald, Daniel, and Koziol are each employed pursuant to an employment agreement with the Company for a period of three years for each of Messrs. McKeever and Hald, two years for Mr. Daniel, and one year for Mr. Koziol. Each agreement is terminable by either party at any time and provides for an automatic renewal of the agreement unless otherwise terminated so that the remaining term of the agreement is always the length of each of the named officer's original terms described immediately above. Each agreement includes restrictions and noncompetition covenants during the term of the agreement and for a period of 24 months after termination of employment for Messrs. McKeever, Hald, and Daniel, and 12 months for Mr. Koziol. Upon the Company's termination of the executive's employment without cause following a change of control or, under certain circumstances, upon the executive's termination of employment following a change of control, the Company must pay a lump sum severance pay benefit equal to, for each of Messrs. McKeever and Hald: three times (i) his base salary and (ii) his incentive bonus for the prior fiscal year; for Mr. Daniel: two times (i) his base salary and
(ii)  his  incentive  bonus  for the  prior  fiscal  year;  and for Mr.  Koziol:
one-and-one half times (i) his base salary for the prior fiscal year and (ii) the average of his incentive bonuses for the two prior fiscal years. Upon the Company's termination of the executive's employment without cause prior to a change of control or, under certain circumstances, upon the executive's termination of employment prior to a change of control, the Company must pay a severance pay benefit equal to, for each of Messrs. McKeever and Hald: three times (i) his base salary and (ii) the average of his incentive bonus for the three prior fiscal years; for Mr. Daniel: two times (i) his base salary and (ii) the average of his incentive bonus for the two prior fiscal years; and for Mr.
Koziol: (i) his base salary and (ii) the average of his incentive bonus for the two prior fiscal years.

        In addition, the Company may elect, during the term of the noncompetition covenant, to pay supplementary severance pay to Messrs. McKeever and Hald in an amount equal to their respective monthly pay. Also, upon termination of Messrs. McKeever and Hald's employment for specified circumstances, including a material change in the employment relationship, a change in control of the Company, or termination by the Company without cause, the terminated executive has certain additional rights including the following:
(i) the right to sell to the Company all Common Stock beneficially owned by the executive as of the executive's termination date, at the fair market value of the Common Stock on the termination date, subject to certain limitations; and
(ii) should the executive hold any stock options which have not vested, receive, as additional severance pay, a lump sum payment in an amount equal to the excess, if any, of the fair market value of the shares subject to outstanding stock options over the exercise price specified in all non-vested stock options, subject to certain limitations.

        Mr. O'Malley entered into an employment agreement effective as of January 4, 1999 with Pinacor. The agreement is for two years and is terminable by either party at any time and provides for automatic renewal of the agreement unless otherwise terminated so that the remaining term of the agreement is always two years. The agreement includes restrictions and noncompetition covenants during the term of the agreement and for a period of 24 months after termination of Mr. O'Malley's employment. Upon Pinacor's termination of Mr. O'Malley's employment without cause following a change of control or, under certain circumstances, upon Mr. O'Malley's termination of employment following a change of control, Pinacor must pay a lump sum severance pay benefit equal to two times his (i) base salary and (ii) his incentive bonus for the prior fiscal year. Upon Pinacor's termination of Mr. O'Malley's employment without cause prior to a change of control or, under certain circumstances, upon his termination of employment prior to a change of control, Pinacor must pay a severance pay benefit equal to two times (i) his base salary and (ii) the average of his incentive bonus for the two prior fiscal years.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

        The Company's Executive Compensation program is administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are not employees of the Company. The Compensation Committee determines the compensation of the Company's executive officers, approves any employment agreements with executive officers, and administers the Company's stock option plans and certain of the Company's other benefit plans.

EXECUTIVE COMPENSATION POLICIES

        OVERVIEW. Incentive compensation arrangements are the cornerstone of the Compensation Committee's executive compensation policies. These incentive compensation arrangements reward those executive officers who achieve individual and Company objectives that increase stockholder value.

         The Company's executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and stock-based compensation incentives. The Compensation Committee reviews each of these components and develops an incentive compensation package for each of the Company's executive officers based, in part, upon the review of competitive compensation information and the recommendations of compensation consultants and senior management. The Compensation Committee strives to develop individual compensation packages for the Company's executive officers that will encourage superior individual and Company-wide performance, serve to retain those executive officers that perform well, and lead to increased stockholder value. Each component of the Company's executive compensation package is discussed in detail below.

        BASE SALARY AND BENEFITS. The first component of the Company's executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on competitive compensation information and his or her responsibilities and performance. The Compensation Committee, with the assistance of an independent compensation consultant, compared the Company's compensation levels with leading published surveys of executive compensation levels in the high technology industry and in organizations comparable in terms of industry and scope, as well as with recent proxy data for eleven publicly-traded companies also involved in the manufacturing, integration, and distribution of computer information technology products and services. The Compensation Committee attempts to set the base salary and benefits component of the executive officer's compensation packages within the competitive range of salary and benefits levels of the executive officers of the eleven comparative companies. The Compensation Committee reviews each executive officer's base salary and benefits on at least an annual basis.

        ANNUAL INCENTIVE BONUS. The second component of the Company's executive compensation package is an annual incentive bonus. Consistent with prior years, during fiscal year 1998, the Compensation Committee established bonus compensation formulas for the Company's executive officers that gave each executive officer the ability to earn a cash bonus calculated as a percentage of his base salary. This is consistent with the Compensation Committee's overriding policy of incentive compensation arrangements.

        The Compensation Committee's fiscal year 1998 bonus plan (the "1998 Bonus Plan") established a formula by which executive officer bonus awards were tied directly to the Company's success in achieving targeted earnings goals. With the exception of Mr. O'Malley and Mr. Koziol, none of the Company's executive officers received bonuses determined under the 1998 Bonus Plan because the Company failed to meet the required earnings goals. In light of Mr. O'Malley's and Mr. Koziol's contributions to Pinacor's fiscal year 1998 financial results, as well as Mr. Koziol's contributions to the Company's newly-separated integration business, the Compensation Committee awarded Mr. O'Malley and Mr. Koziol cash incentive bonuses of $107,600 and $120,000, respectively. In addition, Messrs.

Daniel, Hald, McKeever, and O'Malley each received fixed bonuses of $18,010, $13,831, $36,403, and $4,052, respectively, pursuant to their employment agreements, as reflected in the Summary Compensation Table on page 9.

        STOCK-BASED COMPENSATION INCENTIVES. The third component of the Company's executive compensation package is stock-based compensation incentives, traditionally stock options. This compensation component is an important incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company's stockholders and to encourage its executive officers to remain with the Company.

        The Compensation Committee traditionally grants options to the Company's executive officers and key associates (employees) on an annual basis. In selecting recipients and the size of option grants during fiscal year 1998, the Compensation Committee considered the recommendations of the Company's Chief Executive Officer and Chairman of the Board, Jeffrey D. McKeever; the other components of the recipients' compensation packages; the recipients' responsibilities and performance; the Company's performance during the preceding fiscal year; and prior option grants. The Compensation Committee gave a great deal of weight to Mr. McKeever's recommendations.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

        In fiscal year 1998, the Chief Executive Officer of the Company, Jeffrey
D. McKeever, was compensated pursuant to an employment agreement. Under the agreement, Mr. McKeever was entitled to receive a base salary of $650,000 plus a fixed cash bonus of $35,321. In arriving at Mr. McKeever's base salary, the Compensation Committee, with the assistance of an independent compensation consultant, compared Mr. McKeever's compensation level to the market base salary rates gathered from seven surveys that are established sources of executive compensation data in the high technology industry. The Compensation Committee set Mr. McKeever's base salary at approximately the median level of market base salary rates for chief executive officers.

        Under the 1998 Bonus Plan discussed above under "Annual Incentive Bonus," Mr. McKeever did not receive an incentive bonus during fiscal year 1998 because the Company did not meet the targeted earnings goals.

        Fiscal year 1998 was a significant year as a result of the Company's decision to restructure the Company into two independent businesses - a distribution business operated through Pinacor, and an integration business. In addition, the Company announced that it was exploring various financial options for Pinacor in an effort to unlock the value created by the formation of Pinacor. Mr. McKeever conceived of the restructuring plan and had an active role in implementing it.

        During fiscal year 1998, the Compensation Committee determined that it would be appropriate to increase Mr. McKeever's equity stake in the Company to better align Mr. McKeever's interests with those of the Company's other stockholders in order to maximize stockholder value, particularly in the current rapidly-changing competitive environment. To that end, the Compensation Committee approved the option grants to Mr. McKeever described in the "Options/SAR Grants In Last Fiscal Year" Table. In addition, with the assistance of a compensation consultant, the Committee approved the grant of the Pinacor Option to Mr. McKeever in order to incentivize Mr. McKeever to maximize stockholder value with respect to Pinacor. See footnote 4 to the "Summary Compensation Table."

        Overall, the Compensation Committee believes that Mr. McKeever has managed the Company well in a challenging business climate. Based on the incentive compensation arrangements provided to Mr. McKeever, as described in the preceding paragraph, the Compensation Committee did not increase Mr. McKeever's base salary during fiscal year 1998.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

        Section 162(m) of the Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest paid employees of the corporation. Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount; provided that, among other requirements, such compensation is approved by stockholders.

         It is the general policy of the Company to make a reasonable effort to satisfy the requirements of Section 162(m) in order to secure the maximum possible deductions. At the same time, the Company recognizes that it must appropriately compensate its key executives in order to enhance stockholder value. On occasion, certain considerations may necessitate the implementation of a compensation program pursuant to which some or all of the compensation paid will not be deductible. For example, the Pinacor Option, which is described in footnote 4 to the "Summary Compensation Table" does not comply with Section 162(m) because it was not granted pursuant to a stockholder approved plan. As a result, all or part of the income attributable to the exercise of that option may not be deductible.

                         WILLIAM H. MALLENDER, CHAIRMAN
                               LYNDA M. APPLEGATE
                             CYRUS F. FREIDHEIM, JR.
                              ROY A. HERBERGER, JR.

                             STOCK PERFORMANCE GRAPH

        The following graph compares the total cumulative stockholder return on the Company's Common Stock for the period September 30, 1993 through November 1, 1998 with the cumulative total return on the (a) Nasdaq Index and (b) Standard & Poor's MidCap Index that includes 400 companies with a total capitalization of $975 billion. The comparison assumes that $100 was invested on September 30, 1993 in the Company's Common Stock and in each of the comparison indices.


                   COMPARISON OF 61 MONTH CUMULATIVE RETURN*
           AMONG MICROAGE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                         AND THE S & P MIDCAP 400 INDEX


            MICROAGE, INC.    NASDAQ STOCK MARKET (U.S.)     S & P MIDCAP 400
            --------------    --------------------------     ----------------
 9/30/93         100                    100                         100
10/30/94          73                    103                         103
10/29/95          50                    138                         124
 11/3/96         120                    163                         146
 11/2/97         136                    215                         194
 11/1/98          88                    241                         199

* $100 INVESTED ON 9/30/93 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS

                                   PROPOSAL 2
             APPROVAL OF AN INCREASE IN AUTHORIZED SHARES UNDER THE
                MICROAGE, INC. 1995 ASSOCIATE STOCK PURCHASE PLAN

        The Board of Directors of the Company has approved and recommends that the stockholders approve an amendment to the MicroAge, Inc. 1995 Associate Stock Purchase Plan (the "Associate Plan") to increase the number of authorized shares of Common Stock that may be purchased under the Associate Plan from 500,000 to 1,000,000. The Board of Directors of the Company believes the increase in the authorized shares is in the best interest of the Company.

         The Associate Plan was previously approved by the Board of Directors and the Company's stockholders. The Associate Plan provides a means for the Company's employees ("associates") to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of the Company's Common Stock. Under the Associate Plan, the Company sells shares to participants at a price equal to the lesser of 85% of the fair market value of Common Stock at the beginning of a six-month subscription period or 85% of fair market value of Common Stock at the end of the subscription period. The Associate Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

        The Board of Directors believes that the Associate Plan encourages broader stock ownership by associates of the Company and thereby provides an incentive for non-executive associates to contribute to the profitability and success of the Company. The Associate Plan offers a convenient means for such associates who might not otherwise own Common Stock in the Company to purchase and hold Common Stock, and the discounted sale feature of the Associate Plan provides a meaningful inducement to participate. The Board believes that associates' continuing economic interest, as stockholders, in the performance and success of the Company enhances the entrepreneurial spirit of the Company, which can greatly contribute to the long-term growth and profitability of the Company.

                        DESCRIPTION OF THE ASSOCIATE PLAN

         Under the terms of the Associate Plan, the shares of the Company's Common Stock purchased by participants are purchased directly from the Company. The maximum number of shares that may currently be purchased under the Associate Plan is 500,000, subject to appropriate adjustment in the case of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affecting the Common Stock. The amendment to the Associate Plan would increase the maximum number of shares that may be purchased under the Associate Plan to 1,000,000. Shares purchased from the Company are either authorized but unissued shares or treasury shares.

        The Associate Plan is administered by the Board of Directors, although the Board may delegate some or all of its administrative duties to a Board committee or a committee of associates. The Board or such committee has authority to interpret the Associate Plan, construe terms, adopt rules and regulations, prescribe forms, and make all determinations under the Associate Plan. If a participant is a member of a committee administering the Associate Plan, such person may not decide any matter relating to his or her participation in the Associate Plan.

        Any associate of the Company is eligible to participate in the Associate Plan, except those who have been employed by the Company for less than one year, those associates who customarily work less than 20 hours per week or 5 months per year, and any associate who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of the Company or any subsidiary. Approximately 3,000 associates of the Company are currently eligible to participate in the Associate Plan.

        An eligible associate may enroll for any six-month subscription period, commencing January 1 and July 1 of each year, by filing an enrollment form with the Company during the two-week period before the commencement of the subscription period. After initial enrollment in the Associate Plan, the associate will be automatically re-enrolled in the Associate Plan for subsequent subscription periods unless he or she files a notice of withdrawal before such subscription period begins, terminates employment, or otherwise become ineligible to participate.

        Upon enrollment in the Associate Plan, the associate must elect a rate at which he or she will make payroll contributions for the purchase of Common Stock. An associate generally may elect to make contributions in an amount not less than two percent nor more than ten percent of such associate's earnings (or such higher or lower rates as the Board may specify), although an associate's contributions will be adjusted downward (or refunded to the extent necessary to ensure that he or she will not purchase during any offering period Common Stock that has a fair market value, as of the beginning of the offering period, in excess of $12,500 (representing an annual limitation of $25,000)). All associate contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant continues in effect until modified by the participant.

        The contributions of an associate are credited to the associate's account. As described above, the Company will sell shares directly to the custodian for associates' accounts at a price equal to the lesser of 85% of the fair market value of Common Stock at the beginning of the six-month subscription period or 85% of the fair market value of Common Stock at the end of the subscription period.

         Pursuant to either of the above methods, shares of the Company's Common Stock are purchased on a given purchase date in the aggregate for all accounts under the Associate Plan. Shares purchased are credited to the accounts maintained by the custodian for each participant in proportion to the payroll contribution from each participant. No interest is credited on payroll contributions pending investment in Common Stock. Any dividends paid on Common Stock credited to participants' accounts are automatically reinvested in additional shares by the custodian through purchases directly from the Company. (The Company has never declared or paid a cash dividend on the Common Stock and does not presently intend to do so). Participants have the exclusive right to vote or direct the voting of shares credited to their accounts, and are permitted to withdraw, transfer, or sell their shares without restriction. Participants' rights under the Associate Plan are nontransferable except pursuant to the laws of descent and distribution.

        A participant's enrollment in the Associate Plan may be terminated at any time, effective for payroll periods or subscription periods beginning after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant's employment by the Company and its subsidiaries. Upon termination of enrollment, cash amounts resulting from previous payroll contributions will be repaid to the participant. The custodian will continue to hold Common Stock for the account of such a participant until the participant sells or withdraws the Common Stock, but in no event more than one year after the participant ceases to be employed by the Company and its subsidiaries. A participant may also reduce or eliminate future contributions for future payroll periods without thereby terminating enrollment. In such case, previous payroll contributions held in the participant's cash account will be used for the purchase of Common Stock at the next purchase date.

        The Company pays costs and expenses incurred in the administration of the Associate Plan and maintenance of accounts, and pays brokerage fees and commissions for purchases. The Company does not pay brokerage fees and expenses relating to sales by participants, and participants are charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian is responsible for furnishing account statements to participants.

         The Board of Directors may amend, alter, suspend, discontinue, or terminate the Associate Plan without further stockholder approval, except stockholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of any automated quotation system (such as the Nasdaq National Market) or securities exchange on which the Common Stock is then quoted or listed, or if such stockholder approval is necessary in order for the Associate Plan to continue to meet the requirements of Section 423 of the Code. The Associate Plan will continue until terminated by action of the Board, although, as noted above, the number of shares authorized under the Associate Plan is limited.

        The Associate Plan has been subject to two previous amendments. By the First Amendment to the Associate Plan, the Company amended the Associate Plan to provide that no fractional shares would be purchased on behalf of an Associate Plan participant and to make certain other nonmaterial changes. By the Second Amendment to the Associate Plan, the Company amended the Associate Plan to change the definition of "purchase date" for shares of Common Stock.

        On February 5, 1999, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $13.50 per share.

                         FEDERAL INCOME TAX CONSEQUENCES

         The Company believes that under present law the following federal income tax consequences would generally result under the Associate Plan. Rights to purchase shares under the Associate Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of
Section 423 of the Code:

        (1) No taxable income results to the participants upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Associate Plan (although the amount of a participant's payroll contributions under the Associate Plan will be taxable as ordinary income to the participant).

        (2) If the participant disposes of shares less than two years after the first day of a subscription period with respect to which he or she purchased the shares, then at that time the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant's payroll deductions used to purchase the shares.

        (3) If the participant holds the shares for at least two years after the first day of a subscription period with respect to which he or she purchased the shares, then at the time the participant disposes of the shares he or she will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant's payroll deductions used to purchase the shares, and (ii) the fair market value of the shares on the date of disposition minus the amount of the participant's payroll deductions used to purchase the shares.

        (4) In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the Common Stock and the participant's basis in the Common Stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

        (5) If the statutory holding period described in (2) and (3) above is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of Common Stock applicable to such participant. If such statutory holding period is not satisfied, the Company generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

        The foregoing provides only a general description of the application of federal income tax laws to the Associate Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

        Approval of the amendment to increase the number of authorized shares under the 1995 Associate Stock Purchase Plan requires the vote of the holders of a majority of the outstanding shares of Company Common Stock present for this proposal at the 1999 Annual Meeting. Abstentions are considered present for this proposal, so they will have the same effect as votes against the proposal. Broker non-votes are not considered present for this proposal.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         The Company has entered into employment agreements with Messrs. McKeever, Hald, Daniel, and Koziol. Pinacor has entered into an employment agreement with Mr. O'Malley. See "Executive Compensation -- Employment Contracts and Related Matters."

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, the Company believes that, except as discussed below, during fiscal year 1998 all filing requirements applicable to its directors, officers, and greater than 10% beneficial owners were complied with. A Form 5 was not timely filed (although such Form 5 was subsequently filed) for the following persons, with the transactions that were not reported on a timely basis following each person's name: John H. Andrews (2), Lynda M. Applegate (2), James R. Daniel (2), James H. Domaz (1), Cyrus F. Freidheim, Jr. (4), Roy A. Herberger, Jr. (2), Christopher
J. Koziol (2), John S. Lewis (1), William H. Mallender (2), James G. Manton (1), Robert W. Mason (1), Jeffrey D. McKeever (1), Steven G. Mihaylo (2), Mark D. Mumford (1), Robert G. O'Malley (1), Kathleen S. Pushor (1), Raymond L. Storck
(1), and Dianne C. Walker (4).

                                    AUDITORS

        The Board of Directors has appointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Company for the fiscal year ending October 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

                      STOCKHOLDER NOMINATIONS AND PROPOSALS

        The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's annual meeting. To properly bring a director nomination or other matter before the 2000 Annual Meeting of Stockholders, the nomination or proposal must be received by January 31, 2000. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices in Tempe, Arizona.

        In addition to the foregoing, in accordance with the rules of the Securities and Exchange Commission, any proposal that a stockholder intends to present at the 2000 Annual Meeting of Stockholders must be received by the Company by October 22, 1999 to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

===============================FRONT OF PROXY CARD==============================

                                 MICROAGE, INC.
                            2400 SOUTH MICROAGE WAY
                           TEMPE, ARIZONA 85282-1896

                                     PROXY

         The undersigned hereby appoints Jeffrey D. McKeever and James R. Daniel and each of them, proxies, with power of substitution and revocation, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of MICROAGE, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at the MicroAge Executive Briefing Center, 1650 West Alameda, Tempe, Arizona 85282, on Wednesday, March 31, 1999, at 4:00 p.m., Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present:
(Continued and to be signed on reverse side)

================================BACK OF PROXY CARD==============================
A [X] Please mark your votes as in this example.

1. ELECTION OF CLASS I DIRECTORS:
   [ ] FOR all nominees listed at right (except as marked to the contrary below)
   [ ] WITHHOLD authority to vote for all nominees listed at right

Nominees: William H. Mallender, Lynda M. Applegate, Dianne C. Walker

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME AT RIGHT.

2. APPROVAL OF AN INCREASE IN AUTHORIZED SHARES UNDER THE MICROAGE, INC. 1995 ASSOCIATE STOCK PURCHASE PLAN.
    [ ] FOR     [ ] AGAINST    [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ALL OTHER MATTERS THAT PROPERLY MAY BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROAGE, INC. AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS UNLESS MARKED TO WITHHOLD AUTHORITY AND WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATION INDICATED HEREON; IN THE ABSENCE OF A SPECIFICATION AS TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE SIGN AND DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

The undersigned hereby revokes proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

Signature of Stockholder _____________________________  Date _____________, 1999

FIRST CLASS MAIL IMPORTANT: PLEASE SIGN AND RETURN PROMPTLY PROXY MATERIAL ENCLOSED. (Please sign exactly as name appears on this proxy, indicating where proper, official position or representative capacity.)

                   APPENDIX TO MICROAGE, INC. PROXY STATEMENT
                  (FILED PURSUANT TO PROXY RULES, SCHEDULE 14A,
                             ITEM 10, INSTRUCTION 3)

                                 MICROAGE, INC.

                       1995 ASSOCIATE STOCK PURCHASE PLAN

         1. PURPOSE. The purpose of this 1995 Associate Stock Purchase Plan (the "Plan") is to encourage stock ownership by associates of MicroAge, Inc. (the "Company") and its Subsidiaries and thereby provide associates with an incentive to contribute to the profitability and success of the Company. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and will be maintained for the exclusive benefit of eligible associates of the Company and its Subsidiaries.

         2. DEFINITIONS. For purposes of the Plan, in addition to the terms defined in Section 1, terms are defined as set forth below:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Cash Account" means the account maintained on behalf of the Participant by the Custodian for the purpose of holding cash contributions pending investment in Stock.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Custodian" means Peacock, Hislop, Staley & Given, Inc. or the successor thereto as may be appointed by the Board.

          (e) "Earnings" means a Participant's salary or wages for services performed for the Company and its Subsidiaries and received by a Participant for services rendered during a specified pay period.

          (f) "Enrollment Period" means the two-week period immediately prior to each Subscription Period.

          (g) "Fair Market Value" means the closing price for Shares on the relevant date as reported on the NASDAQ National Market System (or any national securities exchange on which the Shares are then listed), or (if there were no sales on such date) the closing price on the next preceding date for which a closing price was reported.

          (h) "Participant" means an associate of the Company or a Subsidiary who is participating in the Plan.

          (i) "Purchase Date" means the fifth business day after the end of each Subscription Period.

          (j) "Purchase Right" means a Participant's option to purchase shares which is deemed to be outstanding during a Subscription Period. A Purchase Right represents an "option" as such term is used under Section 423 of the Code.

          (k) "Stock" means the Common Stock of the Company, and such other securities as may be substituted for Stock under Section 4.

          (l) "Stock Account" means the account maintained on behalf of the Participant by the Custodian for the purpose of holding Stock acquired upon investment under the Plan.

          (m) "Subscription Period" means the six-month period beginning on January 1 and July 1 of each year, with the first Subscription Period to begin on July 1, 1995.

          (n) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         3. ADMINISTRATION.

         (a) Board Administration. The Plan will be administered by the Board. The Board may delegate its administrative duties and authority (other than authority to amend the Plan) to any Board committee or to any officers or associates or committee thereof as the Board may designate (in which case references to the Board will be deemed to mean the administrator to which such duties and authority have been delegated). The Board will have full authority to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as it may deem necessary or advisable to administer the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations thereunder, to furnish to the Custodian such information as the Custodian may require, and to make all other decisions and determinations under the Plan (including determinations relating to eligibility). No person acting in connection with the administration of the Plan will, in that capacity, participate in deciding any matter relating to his or her participation in the Plan.

         (b) The Custodian. The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for Participants, Cash and Stock Accounts and any other subaccounts as may be necessary or desirable for the administration of the Plan.

         (c) Waivers. The Board may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance in an individual case or by adopting a rule or regulation under the Plan, without amending the Plan.

         (d) Other Administrative Provisions. The Company will furnish information from its records as directed by the Board, and such records, including a Participant's Earnings, will be conclusive on all persons unless determined by the Board to be incorrect. Each Participant and other person claiming benefits under the Plan must furnish to the Company in writing an up-to-date mailing address and any other information as the Board or Custodian may reasonably request. Any communication, statement, or notice mailed with postage prepaid to any such Participant or other person at the last mailing address filed with the Company will be deemed sufficiently given when mailed and will be binding upon the named recipient. The Plan will be administered on a reasonable and nondiscriminatory basis and uniform rules will apply to all persons similarly situated. All Participants will have equal rights and privileges (subject to the terms of the Plan) with respect to Purchase Right outstanding during any given Subscription Period.

         4. STOCK SUBJECT TO PLAN. Subject to adjustment as provided below, the total number of shares of Stock reserved and available for issuance or which may be otherwise acquired upon exercise of Purchase Rights under the Plan will be $500,000. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The number and kind of such shares of Stock subject to the Plan will be proportionately adjusted, as determined by the Board, in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Stock.

         5. ENROLLMENT AND CONTRIBUTIONS.

         (a) Eligibility. An associate of the Company or a Subsidiary may be enrolled in the Plan for any Subscription Period if such associate is employed by the Company or a Subsidiary on the first day of the Subscription Period, unless one of the following applies to the associate:

               (i) Such person has been employed for less than one year with the Company or a Subsidiary;

               (ii) Such  person is  customarily  employed  by the  Company or a
                    Subsidiary for 20 hours or less a week or for not more than five months in any calendar year; or

              (iii) Such person would,  immediately upon  enrollment,  be deemed to own, for purposes of Section 423(b)(3) of the Code, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any Subsidiary.

The Company will notify an associate of the date as of which he or she is eligible to enroll in the Plan, and will make available to each eligible associate the necessary enrollment forms.

         (b) Initial Enrollment. An associate who is eligible under Section 5(a) (or who will become eligible on or before a given Subscription Period) may, after receiving current information about the Plan, initially enroll in the Plan by executing and filing with the Company's Human Resources Department a properly completed enrollment form, including the associate's election as to the rate of payroll contributions for the Subscription Period. To be effective for any Subscription Period, such enrollment form must be filed during the Enrollment Period immediately preceding such Subscription Period.

         (c) Automatic Re-enrollment for Subsequent Subscription Periods. A Participant whose enrollment in, and payroll contributions under, the Plan continues throughout a Subscription Period will automatically be re-enrolled in the Plan for the next Subscription Period unless (i) the Participant terminates enrollment before the next Subscription Period in accordance with Section 7(a), or (ii) on the last day of the relevant Enrollment Period he or she is ineligible to participate under Section 5(a). The initial rate of payroll contributions for a Participant who is automatically re-enrolled for a Subscription Period will be the same as the rate of payroll contribution in effect at the end of the preceding Subscription Period, unless the Participant files a new enrollment form during the Enrollment Period immediately preceding such Subscription Period designating a different rate of payroll contributions.

         (d) Payroll Contributions. A Participant will make contributions under the Plan by means of payroll deductions from each payroll period which ends during the Subscription Period, at the rate elected by the Participant in his or her enrollment form filed during the Enrollment Period immediately preceding such Subscription Period (except that such rate may be changed during the Subscription Period to the extent permitted below). The rate of payroll contributions elected by a Participant may not be less than two percent (2%) nor more than ten percent (10%) of the Participant's Earnings for each payroll period, and only whole percentages may be elected; provided, however, that the Board may specify a lower minimum rate and higher maximum rate, subject to
Section 8(c). Notwithstanding the above, a Participant's payroll contributions will be adjusted downward by the Company as necessary to ensure that the limit on the amount of Stock purchased with respect to a Subscription Period set forth in Section 6(a)(iii) is not exceeded. A Participant may elect to increase, decrease, or discontinue payroll contributions for a future Subscription Period by filing a new enrollment form during the Enrollment Period immediately preceding such Subscription Period designating a different rate of payroll contributions. In addition, a Participant may elect to decrease or discontinue payroll contributions during a Subscription Period by filing a new enrollment form, such change to be effective for the next payroll after the Participant's new enrollment form is received.

         (e) Crediting Payroll Contributions to Cash Accounts. All payroll contributions by a Participant under the Plan will be credited to a Cash Account maintained by the Custodian on behalf of the Participant. The Custodian will credit payroll contributions to each Participant's Cash Account upon receipt by the Custodian from the Company of information identifying the amount of payroll contribution. The Company will deposit with the Custodian an amount equal to the aggregate payroll contributions for the Subscription Period (not otherwise repaid to Participant under Section 7(b)) on or before the Purchase Date for such Subscription Period.

         (f) No Interest on Cash Accounts. No interest will be credited or payable by the Company on payroll contributions or by the Custodian on cash balances in Participant's Cash Accounts pending investment in Stock.

         6. PURCHASES OF STOCK

         (a) Purchase Rights. Enrollment in the Plan for any Subscription Period by a Participant will constitute a grant by the Company of a Purchase Right to such Participant for such Subscription Period. Each Purchase Right will be subject to the following terms:

               (i) The Purchase prices at which Stock will be purchased under a Purchase Right will be as specified in Section 6(c).

               (ii) Except as  limited in (iii)  below,  the number of shares of
                    Stock that may be purchased upon exercise of the Purchase Right for a Subscription Period will equal the number of shares (including fractional shares) that can be purchased at the purchase price specified in Section 6(c) with the aggregate amount credited to the Participant's Cash Account as of the Purchase Date.

              (iii) The  number of shares of Stock  subject  to a  Participant's
                    Purchase Right for any Subscription Period will not exceed the lesser of (A) the number derived by dividing $12,500 by 100% of the Fair Market Value of one share of Stock on the Enrollment Date for the Subscription Period, or (B) 5,000 shares of Stock.

               (iv) The Purchase  Right will be  automatically  exercised on the
                    Purchase Date for the Subscription Period.

               (v) Payments by a Participant for Stock purchased under a Purchase Right will be made only through payroll deduction in accordance with Section 5(d) and (e).

               (vi) The  Purchase  Right  will  expire  on  the  earlier  of the
                    Purchase Date for the Subscription Period or the date on which the Participant's enrollment in the Plan terminates.

         (b) Purchase of Stock. At or as promptly as practicable after the Purchase Date for a Subscription Period, amounts credited to each Participant's Cash Account as of such Purchase Date will be applied by the Custodian to the purchase of shares of Stock, in accordance with the terms of the Plan. Shares of Stock will be purchased by the Custodian from the Company. Shares sold by the Company may be authorized but unissued shares or treasury shares, as permitted under Section 4. The Custodian will aggregate the amounts in all Cash Accounts when purchasing Stock, and shares purchased will be allocated to each Participant's Stock Account in proportion to the cash amounts withdrawn from such Participant's Cash Account. Upon completion of purchases in respect of a Purchase Date (which will be completed in not more than 30 days after the Purchase Date), all shares of Stock so purchased for a Participant will be credited to the Participant's Stock Account.

         (c) Purchase Price. The purchase price of each share of Stock purchased in respect of a Purchase Date will equal 85% of the lesser of (i) the Fair Market Value of a share of Stock on the Enrollment Date or (ii) the Fair Market Value of a share of Stock on the Purchase Date.

         (d) Dividend Reinvestment; Other Distributions. Cash dividends on any Stock credited to a Participant's Stock Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to Participants. All cash dividends paid on Stock credited to Participants' Stock Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchase of Stock in connection with dividend reinvestment for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Board, either (i) in transactions on the NASDAQ National Market System, any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a Participant's Stock Account will be credited to such Account.

         (e) Withdrawals and Transfers. Shares of Stock may be withdrawn from a Participant's Stock Account, in which case one or more certificates for whole shares may be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. Alternatively, whole shares of Stock may be withdrawn from a Participant's Stock Account by means of a transfer to a broker-dealer or financial institution that maintains an account for the Participant, together with the transfer of cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. Participants may not designate any other person to receive shares of Stock withdrawn or transferred under the Plan. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 8(a).

         (f) Excess Account Balances. If any amounts remain in a Cash Account following a Purchase Date as a result of the limitation set forth in Section 6(a)(iii), such amounts will be returned to the Participant by the Custodian as promptly as practicable.

         7. TERMINATION AND DISTRIBUTIONS.

         (a) Termination of Enrollment. A Participant's enrollment in the Plan will terminate upon (i) the beginning of any payroll period or Subscription Period that begins after he or she files a written notice of termination of enrollment with the Company, provided that such Participant will continue to be deemed to be enrolled with respect to any completed Subscription Period for which purchases have not been completed, (ii) such time as the Participant becomes ineligible to participate under Section 5(a)(i) of the Plan, or (iii) the termination of the Participant's employment by the Company and its Subsidiaries. An associate whose enrollment in the Plan terminates may again enroll in the Plan as of any subsequent Subscription Period that is at least 90 days after such termination of enrollment if he or she satisfies the eligibility requirements of Section 5(a) as of such Subscription Period. A Participant's election to discontinue payroll contributions will not constitute a termination of enrollment.
                  (b) Distribution. As soon as practicable after a Participant's enrollment in the Plan terminates, amounts in the Participant's Cash Account which resulted from payroll contributions will be repaid to the Participant. If amounts credited to the Participant's Cash Account have not yet been deposited by the Company with the Custodian, the Company rather than the Custodian will make the repayment to the Participant. The Custodian will continue to maintain the Participant's Stock Account for the Participant until the earlier of such time as the Participant directs the sale of all Stock in the Account, withdraws, or transfers all Stock in the Account, or one year after the Participant ceases to be employed by the Company and its Subsidiaries. If a Participant's termination of enrollment results from his or her death, all amounts payable will be paid to his or her estate.

         8. GENERAL.

         (a) Costs. Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, to the extent provided in this Section 8(a). Any brokerage fees and commissions for the purchase of Stock under the Plan (including Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commissions for the sale of Stock under the Plan by a Participant will be borne by such Participant. The rate at which such fees and commissions will be charged to Participants will be determined by the Custodian or any broker-dealer used by the Custodian (including an affiliate of the Custodian), and communicated from time to time to Participants. In addition, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 6(e)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to Participants.

         (b) Statements to Participants. The Custodian will reflect payroll contributions, purchases, sales, and withdrawals and transfers of shares of Stock and other Plan transactions by appropriate adjustments to the Participant's Accounts. The Custodian will, not less frequently than semi-annually, provide or cause to be provided a written statement to the Participant showing the transactions in his or her Accounts and the date thereof, the number of shares of Stock purchased or sold, the aggregate purchase price paid or sales price received, the purchase or sales price per share, the brokerage fees and commissions paid (if any), the total shares held for the Participant's Stock Account (computed to at least three decimal places), and other information.

         (c) Compliance with Section 423. It is the intent of the Company that this Plan comply in all respects with applicable requirements of Section 423 of the Code and regulations thereunder. Accordingly, if any provision of this Plan does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

         9. GENERAL PROVISIONS.

         (a) Compliance With Legal and Other Requirements. The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

         (b) Limits on Encumbering Rights. No right or interest of a Participant under the Plan, including any Purchase Right, may be pledged, encumbered, or hypothecated to or in favor of any party, subject to any lien, obligation, or liability of such Participant, or otherwise assigned, transferred, or disposed of except pursuant to the laws of descent or distribution, and any right of a Participant under the Plan will be exercisable during the Participant's lifetime only by the Participant.

         (c) No Right to Continued Employment. Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any associate the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any associate's employment at any time.

         (d) Taxes. The Company or any Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. In addition, Participants may be required to advise the Company of sales and other dispositions of Stock acquired under the plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan. (This provision and other Plan provisions do not set forth an explanation of the tax consequences to Participants under the Plan. A brief summary of the tax consequences will be included in disclosure documents to be separately furnished to Participants.)

         (e) Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit other such actions to shareholders for approval; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant with respect to outstanding Purchase Rights relating to any Subscription Period that has been completed prior to such Board action. The foregoing notwithstanding, upon termination of the Plan the Board may elect to terminate all outstanding Purchase Rights at such time as the Board may designate; in the event of such termination of any Purchase Right prior to its exercise, all amounts contributed to the Plan which remain in a Participant's Cash Account will be returned to the Participant (without interest) as promptly as practicable.

         (f) No Rights to Participate; No Shareholder Rights. No Participant or associate will have any claim to participate in the Plan with respect to Subscription Periods that have not commenced, and the Company will have no obligation to continue the Plan. No Purchase Right will confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant (or credited to the Participant's Stock Account).

         (g) Fractional Shares. Unless otherwise determined by the Board, purchases of Stock under the Plan executed by the Custodian may result in the crediting of fractional shares of Stock to the Participant's Stock Account. Such fractional shares will be computed to at least three decimal places. Fractional shares will not, however, be issued by the Company, and certificates representing fractional shares will not be delivered to Participants under any circumstances.

         (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

         (i) Plan Year. The Plan will operate on a plan year that ends December 31 in each year.

         (j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of laws, and applicable federal law.

         (k) Effective Date. The Plan will become effective at such time as the Plan has been approved by shareholders of the Company, at a meeting thereof, by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code.

                                 FIRST AMENDMENT
                                     TO THE
                                  MICROAGE, INC
                       1995 ASSOCIATE STOCK PURCHASE PLAN

         Effective March 15, 1995, the shareholders of MicroAge, Inc. (the "Company") approved the adoption of the MicroAge, Inc. 1995 Associate Stock Purchase Plan (the "Plan"). By this instrument, the Company desires to amend the Plan to provide that no fractional shares shall be purchased on behalf of a participant under the Plan and to make certain other nonmaterial changes.

         1. This Amendment shall amend only those Sections specified herein and those Sections not amended hereby shall remain in full force and effect.

         2. Section 6(a)(ii) of the Plan, is hereby amended and restated in its entirety as follows:

          (ii) Except as limited in (iii) below, the number of shares of Stock that may be purchased upon exercise of the Purchase Right for a Subscription Period will equal the number of whole shares
               (excluding fractional shares) that can be purchased at the purchase price specified in Section 6(c) with the aggregate amount credited to the Participant's Cash Account as of the Purchase Date.

         3. Section 6(a)(iii)(A) of the Plan, is hereby amended and restated in its entirety as follows:

          (A) the number derived by dividing $12,500 by 100% of the Fair Market Value of one share of Stock on the first day of the Subscription Period, or

         4. Section 6(c)(i) of the Plan, is hereby amended and restated in its entirety as follows:

          (i) the Fair Market Value of a share of Stock on the first day of the Subscription Period or

         5. Section 6(f) of the Plan is hereby amended and restated in its entirety as follows:

          (f) Excess Account Balances. If any amounts remain in a Cash Account following a Purchase Date as a result of the limitations set forth in Section 6(a)(ii) or (iii), such amounts will be held in the Participant's Cash Account to be applied to the purchase of whole shares of Stock for the next following Subscription Period or otherwise repaid to a Participant under Section 7(b). In no event shall an excess balance in a Participant's Cash Account be used to purchase fractional shares of Stock.

         6. Section 9(g) of the Plan is hereby amended and restated in its entirety as follows:

          (g) No Fractional Shares. Unless otherwise determined by the Board, purchases of Stock under the Plan executed by the Custodian may not result in the crediting of fractional shares of Stock to the Participant's Stock Account. Fractional shares will not be issued by the Company, and certificates representing fractional shares will not be delivered to Participants under any circumstances.

         7. Except as otherwise specifically provided herein, this First Amendment shall be effective as of the effective date of the Plan, March 15, 1995.

                                SECOND AMENDMENT
                                     TO THE
                                  MICROAGE, INC
                       1995 ASSOCIATE STOCK PURCHASE PLAN

         Effective March 15, 1995, the shareholders of MicroAge, Inc. (the "Company") approved the adoption of the MicroAge, Inc. 1995 Associate Stock Purchase Plan (the "Plan"). By the First Amendment to the Plan, the Company amended the Plan to make various technical changes. By this instrument, the Company desires to amend the Plan to provide that the "Purchase Date" for shares shall be the last business day of each Subscription Period rather than the fifth business day following the last day of each Subscription Period.

         1. This Second Amendment shall amend only that Section specified herein and those Sections not amended hereby shall remain in full force and effect.

         2. Section 2(i) of the Plan, which defines the term "Purchase Date," shall be amended and restated in its entirety as follows:

          (i) "Purchase Date" means the last business day of each Subscription Period.

         3. This Second Amendment shall be effective for Subscription Periods beginning on or after January 1, 1996.